                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          FOOTHILL INDEPENDENT BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                          FOOTHILL INDEPENDENT BANCORP


                                 April 27, 1999


Dear Shareholder:


     The Board of Directors joins me in extending to you a cordial invitation to attend the Annual Meeting of Shareholders of Foothill Independent Bancorp (the "Company") which will be held on Tuesday, May 25, 1999, at 4:30 P.M., at THE GLENDORA COUNTRY CLUB, 310 S. AMELIA AVENUE, Glendora, California.


     The attached Notice of Annual Meeting and Proxy Statement describes in detail the matters to be acted on at the meeting. We also will discuss the operations of the Company and its wholly-owned subsidiary, Foothill Independent Bank. Your participation in Company activities is important, and we hope you will attend.

     Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

                                          Sincerely,

                                          George E. Langley
                                          President and Chief Executive Officer

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 510 South Grand Ave.  [ ]  Glendora, California 91741  [ ]  (626) 963-8551  [
                               ]  (909) 599-9351

                          FOOTHILL INDEPENDENT BANCORP
                             510 SOUTH GRAND AVENUE
                           GLENDORA, CALIFORNIA 91741
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 25, 1999


NOTICE TO THE SHAREHOLDERS OF FOOTHILL INDEPENDENT BANCORP:


     The 1999 Annual Meeting of Shareholders of Foothill Independent Bancorp (the "Company") will be held at THE GLENDORA COUNTRY CLUB, 310 S. AMELIA AVENUE, Glendora, California, on Tuesday, May 25, 1999, at 4:30 P.M., for the following purposes:


          1. To elect the three nominees named in the accompanying Proxy Statement to serve as directors for a term of two years; and

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on April 2, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

                                          By order of the Board of Directors

                                          George E. Langley
                                          President and Chief Executive Officer


April 27, 1999


     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

                                PROXY STATEMENT

                                       OF

                          FOOTHILL INDEPENDENT BANCORP
                             510 SOUTH GRAND AVENUE
                           GLENDORA, CALIFORNIA 91741
                            ------------------------

                                  INTRODUCTION


     This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Foothill Independent Bancorp, a California corporation (the "Company"), for use at the 1999 Annual Meeting of Shareholders to be held on Tuesday, May 25, 1999, at 4:30 P.M., at The Glendora Country Club, 310 S. Amelia Avenue, Glendora, California, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 27, 1999.


     Any shareholder who executes a proxy retains the right to revoke it at any time before it is voted. You may revoke or supersede your proxy by signing a proxy with a later date, or by giving written notice revocation to the Secretary of the Company, 510 South Grand Avenue, Glendora, California 91741, prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person. A proxy, when executed and not revoked, will be voted in accordance with the instructions given in the proxy. If you do not specify a choice in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement.

                               VOTING SECURITIES

     The shares of common stock constitute the only outstanding class of voting securities of the Company. Only the shareholders of the Company of record as of the close of business on April 2, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of April 2, 1999, there were 5,915,263 shares of common stock outstanding and entitled to vote. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Shareholders who abstain on any proposal or withhold authority to vote on the election of directors will be counted in determining the presence of a quorum; but broker non-votes will not be counted in determining the presence of a quorum. You are entitled to one vote for each share held as of the Record Date, except that in the election of directors you may cumulate your votes and give any one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares which you are entitled to vote at the meeting, or to distribute the votes on the same principle among as many candidates as you choose, if (i) the name of the candidate for whom such votes are cast has been properly placed in nomination prior to the voting, and (ii) any shareholder has given notice at the Annual Meeting prior to voting of such shareholder's intention to cumulate votes in the election of directors.

                                  SOLICITATION

     We will pay the costs of soliciting proxies from our shareholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, directors, officers and employees (who will not receive any additional compensation) of the Company or its wholly-owned subsidiary, Foothill Independent Bank (the "Bank"), may communicate with shareholders, brokerage houses and others by telephone, telegraph or in person, to request that proxies be furnished. We will reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company's shares. We also have retained the services of MacKenzie Partners ("MacKenzie") to assist us with the solicitation of proxies for a fee of approximately $5,000 plus expenses.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is certain information as of April 2, 1999 regarding the number of shares of the Company's common stock owned by (i) each person who we know owns more than 5% of the outstanding shares of common stock of the Company,
(ii) each director and nominee for director, (iii) each of the executive officers of the Company named in the Summary Compensation Table (the "Named Officers"), and (iv) all directors and executive officers as a group.

                                                       AMOUNT AND NATURE
                                                               OF
                  NAME AND ADDRESS                    BENEFICIAL OWNERSHIP    PERCENT OF CLASS
                  ----------------                    --------------------    ----------------
Basswood Partners, L.L.C.(1)........................         553,421                9.33%
Matthew Lindenbaum
Bennett Lindenbaum
  645 Madison Avenue, 10th Floor
  New York, NY 10022
William V. Landecena................................         358,762(2)             5.97%
George E. Langley...................................         203,491(3)             3.38%
Donna Miltenberger..................................          91,026(4)             1.52%
Tom Kramer..........................................         118,700(5)             1.98%
Richard Galich......................................         110,901                1.87%
O.L. Mestad.........................................         257,861(6)             4.29%
George Sellers......................................           7,067                   *
Max E. Williams.....................................          69,389(7)             1.16%
All Directors and Executive Officers of the
  Company...........................................       1,239,464(8)            19.38%
  as a group (9 in number)

---------------
 *  Less than 1%

(1) Based on information set forth in a Schedule 13D/A, filed with the Securities and Exchange Commission on March 18, 1999 by Basswood, a Delaware limited liability company, Matthew Lindenbaum and Bennett Lindenbaum, the managing members of Basswood. Basswood is the general partner of Basswood Financial Partners, L.P. (the "Partnership"), and advises Basswood International Fund, Inc., a Cayman Islands exempted company ("Basswood International"), Whitewood Financial Partners, L.P., a Delaware limited partnership ("Whitewood"), and certain managed accounts (including 1994 Garden State L.P., a Delaware limited partnership ("Garden State") and Jet I, L.P., a Delaware limited partnership ("Jet I")). The Partnership, Basswood International, Whitewood, Garden State and Jet I are referred to collectively as the "Accounts." According to that Schedule 13D/A, the Accounts owned, beneficially, a total of 553,421 shares of common stock of the Company and Matthew Lindenbaum and Bennett Lindenbaum shared beneficial ownership of such shares with the Accounts.

(2) Includes 79,488 shares of common stock subject to outstanding stock options exercisable during the 60-day period ending June 2, 1999. The shares beneficially owned by Mr. Landecena include shares held in several trusts established by Mr. Landecena.

(3) Includes 93,465 shares of common stock subject to outstanding stock options exercisable during the 60-day period ending June 2, 1999.

(4) Includes 60,038 shares of common stock subject to outstanding stock options exercisable during the 60-day period ending June 2, 1999.

(5) Includes 58,951 shares of common stock subject to outstanding stock options exercisable during the 60-day period ending June 2, 1999.

(6) Includes 82,703 shares subject to outstanding options exercisable during the 60-day period ending June 2, 1999.

(7) Includes 62,071 shares subject to outstanding options exercisable during the 60-day period ending June 2, 1999.

(8) Includes an aggregate of 446,942 shares of common stock subject to outstanding stock options exercisable during the 60-day period ending June 2, 1999.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, shareholders will vote on the election of three Class II directors to serve on the Board of Directors for a two-year term ending in 2001 and until their successors are elected and qualified, or until their earlier death, resignation or removal. The Board of Directors will vote all proxies received by them FOR the election of all three nominees named below, unless a contrary instruction is given in the proxy. All of the nominees and directors named below are incumbent directors of the Company that were elected by the shareholders, except for Donna Miltenberger, George Sellers and Richard Galich, who were appointed directors effective October 20, 1998 at a meeting of the Board of Directors held September 24, 1998. Each of the nominees named below also serves as a director of the Bank.

     Under California law, the three nominees receiving the highest number of votes will be elected as directors at the Annual Meeting. As a result, proxies voted to "Withhold Authority," which will be counted, and broker non-votes, which will not be counted, will have no practical effect. The Board of Directors is soliciting discretionary authority to cumulate votes represented by proxies in the event nominations are made in opposition to the nominees of the Board of Directors. In such event, the proxy holders intend to cumulate votes represented by proxies and to cast such votes among the nominees named below in such proportion as the Board of Directors deems appropriate in order to assure the election of as many of the nominees named below as possible.

     If any nominee becomes unavailable to serve on the Board of Directors of the Company for any reason before the election, then the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

     The names and certain information concerning the three nominees and the current directors are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

DIRECTORS AND NOMINEES

                                          DIRECTOR OF
                                          THE COMPANY
        NAME AND POSITION           AGE    SINCE(1)      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
        -----------------           ---   -----------    --------------------------------------------
CLASS II DIRECTORS -- NOMINEES

Richard Galich                      59       1998       Dr. Galich is a doctor of
  Director of the Company and the                       Otolaryngology -- Head and Neck Surgery with a
  Bank                                                  Bachelor of Arts degree from Indiana
                                                        University and Doctor of Medicine from Loyola
                                                        University/Chicago, Illinois. Since 1972, Dr.
                                                        Galich has been in private practice in
                                                        Glendora and West Covina, California. Dr.
                                                        Galich served as Chairman of the Board at San
                                                        Dimas Community Hospital and Chief of Medical
                                                        Staff for Foothill Presbyterian Hospital. He
                                                        is a Fellow, American College of Surgeons and
                                                        American Academy of Otolaryngology -- Head and
                                                        Neck Surgery.

William V. Landecena                74       1973       Mr. Landecena has been a director of Foothill
  Chairman of the Board of                              Independent Bank since the Bank's inception.
  Directors and a Director of the                       Prior to 1981, Mr. Landecena owned and
  Company and the Bank                                  operated Arrow Meat Company located in Upland,
                                                        California. Since 1981, Mr. Landecena has
                                                        worked as a private investor and manager,
                                                        primarily in the Inland Empire area. Mr.
                                                        Landecena is active in the Upland YMCA where
                                                        he serves on the Board and is Chairman of the
                                                        building committee. He is a charter member
                                                        (1965) of the Upland Foothill Kiwanis and has
                                                        been a volunteer SCORE (Service Corp of
                                                        Retired Executives) Counselor for the U.S.
                                                        Small Business Administration for six years.

                                          DIRECTOR OF
                                          THE COMPANY
        NAME AND POSITION           AGE    SINCE(1)      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
        -----------------           ---   -----------    --------------------------------------------
O. L. Mestad                        76       1973       Dr. Mestad has been a director of Foothill
  Director of the Company and the                       Independent Bank since the Bank's inception
  Bank                                                  and served as Chairman of the Board for five
                                                        of those years. Prior to 1983, Dr. Mestad was
                                                        engaged in the private practice of dentistry
                                                        for over 20 years. During that time, Dr.
                                                        Mestad served on numerous community and
                                                        professional boards. Currently, Dr. Mestad is
                                                        Chairman of the Board at Foothill Presbyterian
                                                        Hospital, a member of the board of directors
                                                        of Citrus Valley Health Plan, and a member of
                                                        the Golden Circle Support Group of Citrus
                                                        College.

CLASS I -- DIRECTORS

George E. Langley                   58       1980       Mr. Langley has served as President and Chief
  President, Chief Executive                            Executive Officer of the Company and the Bank
  Officer and a Director of the                         since 1992. From 1976 when he joined the Bank
  Company and the Bank                                  until 1992, Mr. Langley served as an Executive
                                                        Vice President, Chief Financial Officer and
                                                        Secretary of the Company and the Bank. Langley
                                                        has served on numerous community and
                                                        professional boards throughout his career and
                                                        currently serves as Treasurer on the Board of
                                                        the Glendora Public Library Friends
                                                        Foundation, and is a board member of Casa
                                                        Colina Inc.

Donna Miltenberger                  43       1998       Mrs. Miltenberger has served as Executive Vice
  Executive Vice President, Chief                       President and Chief Operating Officer of the
  Operating Officer and a Director                      Company and the Bank since 1997. From 1992 to
  of the Company and the Bank                           1997, Mrs. Miltenberger served in various
                                                        executive capacities, including Executive Vice
                                                        President and Chief Administrative Officer,
                                                        with the Company and the Bank. Prior to
                                                        joining Foothill in 1992, Mrs. Miltenberger
                                                        served as Executive Vice President for CVB
                                                        Bancorp and Chino Valley Bank, and President
                                                        of a subsidiary of CVB Bancorp which provided
                                                        data processing services to other financial
                                                        institutions. During Mrs. Miltenberger's
                                                        26-year career, she has served on boards of
                                                        various community and professional
                                                        organizations, and is currently President of
                                                        Chino Commerce Center.

George Sellers                      58       1998       Mr. Sellers is an Accountant and Enrolled
  Director of the Company and the                       Agent licensed by the Internal Revenue Service
  Bank                                                  to represent taxpayers. Mr. Sellers has owned
                                                        Merchants Bookkeeping since 1974 which
                                                        provides various accounting and tax services
                                                        to local businesses, non-profit organizations,
                                                        and individuals located primarily in the
                                                        greater San Gabriel Valley and the Inland
                                                        Empire. Mr. Sellers has served on several
                                                        community boards during the past 30 years,
                                                        including the American Youth Soccer
                                                        Organization, and currently is a member in the
                                                        West End Service Club and Upland Foothill
                                                        Kiwanis.

                                          DIRECTOR OF
                                          THE COMPANY
        NAME AND POSITION           AGE    SINCE(1)      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
        -----------------           ---   -----------    --------------------------------------------
Max E. Williams                     54       1995       Mr. Williams is a licensed architect with a
  Director of the Company and the                       Bachelor's degree in Architecture and a
  Bank                                                  Master's degree in Urban and Regional
                                                        Planning. He is, and since 1979 has been, the
                                                        owner and president of his own architectural
                                                        firm. Prior to 1979, Mr. Williams was employed
                                                        as an architect by independent real estate
                                                        development and architectural firms, including
                                                        Lewis Development Company and William L.
                                                        Pereira Associates. Mr. Williams also is a
                                                        member, and past president of the Inland
                                                        California Chapter, of the American Institute
                                                        of Architects.

---------------
(1) All dates are the dates when the named individuals first became directors of the Bank, the Company's predecessor and wholly owned subsidiary.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held fifteen meetings during the year ended December 31, 1998. Each incumbent Director attended at least 75% of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served.

     There are no family relationships among any of the directors or executive officers of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon information made available to the Company, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors, officers and any persons holding 10 percent or more of the Company's common stock were satisfied with respect to the Company's fiscal year ended December 31, 1998.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Bank has established an Examining and Audit Committee and a Compensation Committee. The Board of Directors of the Company has not established any such committees.

     The Examining and Audit Committee is comprised of four directors selected by the Board of Directors of the Bank. The members of the Examining and Audit Committee are O. L. Mestad, William V. Landecena, Richard Galich and Douglas Tessitor. The Examining and Audit Committee is authorized to handle all matters which it deems appropriate regarding the independent accountants for the Company and the Bank and to otherwise communicate and act upon matters relating to the review and audit of their books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company and the Bank. In addition, the Examining and Audit Committee also makes recommendations to the Board of Directors with respect to the selection of the independent accountants for the Company and the Bank. The Examining and Audit Committee held eight meetings during the year ended December 31, 1998.

     The Compensation Committee is comprised of three directors selected by the Board of Directors of the Bank. The members of the Committee are William V. Landecena, O. L. Mestad, and George E. Langley. The Compensation Committee makes determinations with respect to compensation to be paid to the officers and other key employees of the Bank and is responsible for establishing compensation and fringe benefit programs for the employees of the Bank. The Compensation Committee held five meetings during the year ended December 31, 1998.

     The Company does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Boards of Directors of the Company and the Bank.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation received for the three fiscal years ended December 31, 1998 by the Company's and the Bank's executive officers whose salary and bonus exceeded $100,000 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION          AWARDS
                                             -------------------------------   --------
                                                                                STOCK
                                                                               OPTIONS     ALL OTHER
        NAME AND PRINCIPAL POSITION          YEAR   SALARY($)    BONUS($)(1)   (SHARES)   COMPENSATION
        ---------------------------          ----   ---------    -----------   --------   ------------
George E. Langley..........................  1998   $269,695(2)   $124,242         -0-      $26,688(3)
  President and Chief Executive Officer of   1997    235,048(2)    120,975      20,000       17,714(3)
  Company and Bank                           1996    224,048(2)    111,740      12,000       16,059(3)
Donna Miltenberger.........................  1998    166,012(4)     79,328      10,000        4,300(5)
  Executive Vice President and Chief
  Operating                                  1997    146,969        79,328      15,000        3,268(5)
  Officer of Company and Bank                1996    141,292        79,126      12,000        3,750(5)
Tom Kramer.................................  1998    158,303        76,404         -0-       17,061(6)
  Executive Vice President and Chief
  Operating                                  1997    154,103        76,404       5,000       13,259(6)
  Officer of Company and Bank                1996    154,103        86,097      12,000       12,325(6)

---------------
(1) Bonuses paid to the Named Officers are pursuant to annual incentive compensation programs established each year for all employees of the Bank, including the Bank's executive officers. Under this program, performance goals, relating to such matters as deposit and loan growth, improvements in loan quality and profitability were established each year. Incentive compensation, in the form of cash bonuses, was awarded based on the extent to which the Bank achieved or exceeded the performance goals.

(2) Salary figures for Mr. Langley include directors' fees paid to him by the Company and the Bank in each year presented.

(3) Includes $18,508 in above-market earnings accrued in 1998, $14,381 accrued in 1997 and $12,309 accrued in 1996, on compensation deferred in the years 1985 through 1988 under a deferred compensation plan in effect during that period designed to provide retirement benefits for officers and other key management employees (the "1985 Deferred Compensation Plan") and employer contributions to the Company's 401(k) Plan (the "401k Plan") of $8,180 in 1998, $3,333 in 1997 and $3,750 in 1996.

(4) Salary figures for Ms. Miltenberger include directors' fees paid to her by the Company and the Bank in the fourth quarter of 1998.

(5) Includes employer contributions to the 401k Plan of $4,300 in 1998, $3,268 in 1997 and $3,750 in 1996.

(6) Includes $12,920 in above-market earnings accrued in 1998, $10,048 in 1997 and $8,575 in 1996, on compensation deferred in 1985 through 1989 by Mr. Kramer under the 1985 Deferred Compensation Plan and employer contributions to the 401k Plan of $4,141 in 1998, $3,210 in 1997 and $3,750 in 1996.

STOCK OPTIONS

     The following table provides information on stock option grants made during the 1998 fiscal year to the Named Officers. No stock appreciation rights were granted during the fiscal year to the Named Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL
                                                                                           REALIZABLE VALUE OF
                                                                                            OPTIONS AT ASSUMED
                                                PERCENT OF                                     ANNUAL RATES
                                  NUMBER OF    TOTAL OPTIONS                                  OF STOCK PRICE
                                  SECURITIES    GRANTED TO                                   APPRECIATION FOR
                                  UNDERLYING   ALL EMPLOYEES     EXERCISE                     OPTION TERM(4)
                                   OPTIONS       IN FISCAL        PRICE       EXPIRATION   --------------------
              NAME                 GRANTED        1998(2)      ($/SHARE)(3)     DATES         5%         10%
              ----                ----------   -------------   ------------   ----------   --------   ---------
George E. Langley...............       -0-           N/A         $   N/A           N/A     $   N/A    $    N/A
Donna Miltenberger..............    10,000(1)      12.66         $15,875        7/7/08     $82,530    $225,448
Tom Kramer......................       -0-           N/A         $   N/A           N/A     $   N/A    $    N/A

---------------
(1) Shares become exercisable in 2 annual installments of 5,568 shares on January 1, 1999, and 4,342 shares on January 1, 2000.

(2) Options to purchase an aggregate of 79,000 shares were granted to all employees in fiscal 1998, including the Named Officers.

(3) The exercise price may be paid by delivery of already-owned shares.

(4) There is no assurance that the values that may be realized by an executive on exercise of his or her options will be at or near the value estimated in the table, which utilizes compounded rates of growth of stock price mandated by the Securities and Exchange Commission of 5% and 10% per year.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information on option exercises made during the 1998 fiscal year by the Named Officers and the value of unexercised in-the-money options held by the Named Officers as of December 31, 1998.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                SHARES                      UNDERLYING UNEXERCISED             IN THE MONEY
                               ACQUIRED                      OPTIONS AT FY-END(#)         OPTIONS AT FY-END($)(1)
                                  ON           VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
George E. Langley...........      -0-           -0-         87,365          6,130        $722,323        $16,052
Donna Miltenberger..........      -0-           -0-         53,538            842        $369,827        $ 2,302
Tom Kramer..................      -0-           -0-         58,951            -0-        $482,587        $   -0-

---------------
(1) The average of the high and low prices of the Company's common stock on December 31, 1998 on the NASDAQ National Market was $14.8125.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

     Under an employment agreement which became effective October 1, 1997 and replaces a prior employment agreement that would have otherwise expired March 31, 1998, Mr. Langley is employed as the Bank's President and Chief Executive Officer pursuant to an employment agreement which became effective October 1, 1997 and expires September 30, 2000. Under that agreement, Mr. Langley receives a base annual salary of $244,000 and is entitled to participate in any bonus or incentive compensation programs and other employee benefit plans generally made available to executives and key employees of the Bank. The Bank also has agreed to furnish Mr. Langley with the use of an automobile and to provide him with certain supplemental insurance benefits. Under the employment agreement, the Bank may terminate Mr. Langley's employment at any time without cause. In the event that Mr. Langley's employment is terminated without cause prior to

September 30, 2000, Mr. Langley's salary, bonuses and other benefits would be continued for a period of three years measured from the September 30 immediately following such termination.

     In October 1997, Mr. Langley and the Bank entered into a severance compensation agreement. The agreement provides that if there is a change in ownership of the Bank or the Company, whether by acquisition of shares, merger or sale of assets, and following such change in control, Mr. Langley's employment is terminated without cause, or if Mr. Langley terminates his employment due to a reduction in his compensation or the scope of his authority or duties, Mr. Langley shall receive a payment equal to the sum of (i) an amount equal to three times the highest base salary paid to Mr. Langley during the twelve month period prior to such termination, (ii) an amount equal to the bonuses that would have been paid to Mr. Langley under any applicable incentive compensation plans, assuming all performance goals established under such plans had been met and (iii) an amount equal to the difference between the exercise price and the fair market value of all shares subject to vested and unvested stock options held by Mr. Langley. In addition, upon such termination following a change in control of the Bank or the Company, Mr. Langley's benefits would be continued for a period of three years from the date of termination. In the event of Mr. Langley's death while employed as the Bank's President and Chief Executive Officer, salary and bonuses shall cease, but the Bank will be obligated to continue the dependent health and dental insurance coverage for Mr. Langley's wife and children for a period of three years thereafter. If Mr. Langley's employment is terminated for cause, by reason of resignation or disability, and Mr. Langley, during the period ending on the later of September 30, 2000 or the first anniversary of the effective date of such termination, refrains from accepting employment from, and from providing consulting or advisory services to, any competing banking or depository institution, then for such period all life, medical, dental and disability insurance programs in which Mr. Langley was participating at that time will be continued.

     The Bank also has an agreement with Mr. Kramer and Ms. Miltenberger which entitles them each to receive two full years' compensation if they are terminated or their compensation or job responsibilities are reduced following a change in control of the Company or the Bank, whether by acquisition of shares, merger or sale of assets.

DIRECTORS' FEES

     During fiscal 1998 the Bank paid the Chairman of the Board of Directors $1,950 per month and each other director, including Mr. Langley, $1,550 per month in directors' fees for services and attendance at Board and committee meetings, and each director received $454 per month as reimbursement for health insurance premiums.

DEFERRED COMPENSATION PLANS

     Effective January 1, 1985, the Bank adopted the 1985 Deferred Compensation Plan, a voluntary unfunded deferred compensation plan which permitted selected key, salaried employees of the Bank to defer receipt of a portion of their annual salaries and bonuses that would otherwise have been paid during a four-year period ended December 31, 1988. The 1985 Deferred Compensation Plan was established to attract and retain key employees and directors by providing them with a supplemental retirement benefit in an amount determined on the basis of the amount of salary deferred annually over that four-year period and the participant's age at the time of participation. The supplemental retirement benefits will be payable over ten years commencing on the participant's retirement date, except that if the participant dies prior thereto, his or her beneficiaries will receive a death benefit, in lieu of the retirement benefit, over a ten year period. The benefit payments are not subject to any reduction for Social Security benefits or other offset amounts. A total of 19 employees, including Messrs. Langley and Kramer participated in the 1985 Deferred Compensation Plan. The 1985 Deferred Compensation Plan is administered by the Compensation Committee.

     The Bank has purchased life insurance on employees participating in the 1985 Deferred Compensation Plan in amounts that, in the aggregate, are expected, on an actuarial basis, to fund all of its future obligations under this plan. The Bank is the owner and sole beneficiary of all such life insurance. Thus, no direct allocation of cost is made to any one employee and no amount attributable to the expenses of the 1985 Deferred Compensation Plan is included in the Summary Compensation Table set forth above. Earnings on amounts in each participant's account accrue at an annual fixed rate. It is estimated that, under this Plan, Mr. Langley will receive approximately $127,500 per year over the ten-year period following his retirement and Mr. Kramer will receive approximately $140,000 per year for ten years following his retirement.

     Under another deferred compensation plan presently in effect, officers and other key employees are entitled, prior to the beginning of each fiscal year, to elect to defer a portion of their annual salary in the upcoming year under annually established unfunded deferred compensation programs designed to provide for each participating employee a supplemental retirement benefit in an amount based on the salary deferred and earnings thereon.

CERTAIN TRANSACTIONS

     The Bank has had, and in the future may have, banking transactions in the ordinary course of its business with directors, principal shareholders and their associates, including the making of loans to directors and their associates. Such loans and other banking transactions are made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with unaffiliated persons. In addition, such loans are made only if they do not involve more than the normal risk of collectibility and do not present other unfavorable features.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Members of the Compensation Committee of the Board of Directors for the 1998 fiscal year were William Landecena and O.L. Mestad, both of whom are non-employee Directors of the Bank, and George E. Langley, the President and Chief Executive Officer of the Company and the Bank.

     Mr. Langley's primary role on the Compensation Committee is to provide input on the performance of the Company's executive officers and other key management employees, and Mr. Langley does not participate in the deliberations or the vote on decisions regarding his compensation.

     No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company's Board of Directors or Compensation Committee.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is responsible for approving, and evaluating the efficacy of, compensation policies and programs for the Bank, which employs all of the Company's executive officers, and for making determinations regarding the compensation of the Company's executive officers, subject to review by the full Board of Directors.

     The following report is submitted by the Compensation Committee members with respect to the executive compensation policies established by the Compensation Committee and approved by the Board of Directors of the Bank and the compensation of executive officers in fiscal 1998.

COMPENSATION POLICIES AND OBJECTIVES

     In adopting, and also evaluating the effectiveness of, compensation programs for executive officers, as well as other employees of the Bank, the Compensation Committee is guided by three basic principles:

     - The Company and the Bank must be able to attract and retain highly-qualified and experienced banking professionals with proven performance records.

     - A substantial portion of annual executive compensation should be tied to the Bank's performance, measured in terms of profitability, asset growth and asset quality.

     - The financial interests of the Company's senior executives should be aligned with the financial interests of the shareholders, primarily through stock option grants which reward executives for improvements in the market performance of the Company's common stock.

ATTRACTING AND RETAINING EXECUTIVES AND OTHER KEY EMPLOYEES

     There is substantial competition among banks and other financial institutions and service organizations for qualified banking professionals. In order to retain executives and other key employees, and to attract additional well-qualified banking professionals when the need arises, the Company strives to offer salaries and health care, retirement and other employee benefit programs to its executives and other key employees which are competitive with those offered by other financial institutions and service organizations in California.

     In establishing salaries for executive officers, the Compensation Committee reviews (i) the historical performance of the executives; and (ii) available information regarding prevailing salaries and compensation programs at banks and other financial organizations which are comparable, in terms of asset-size, capitalization and performance, to the Bank. Another factor which is considered in establishing salaries of executive officers is the cost of living in Southern California, which generally is higher than in other parts of the country.

CEO COMPENSATION

     The Bank has followed the practice of entering into multi-year employment agreements with its Chief Executive Officer. Such agreements serve to assure continuity in that position and to deter competing banks from attempting to hire away the Bank's Chief Executive Officer.

     In October 1997, the Bank entered into an employment agreement with George Langley, the Company's Chief Executive Officer, which extends his employment until September 30, 2000. Under that employment agreement, Mr. Langley's base annual salary is $244,000. The decision to enter into the employment agreement with Mr. Langley was based on a number of factors, including the Bank's performance during his tenure as Chief Executive Officer, Mr. Langley's long tenure with the Bank for which he has served as an executive officer since 1976, and the continuity and stability of management that Mr. Langley's retention as Chief Executive Officer provides to both the Company and the Bank.

PERFORMANCE-BASED COMPENSATION

     The Compensation Committee believes that payment of compensation in excess of a senior executive's base salary should be made dependent on the level of profitability achieved by the Bank and its comparative performance as measured against the performance of other banking institutions of comparable size in Northern and Southern California ("Peer-Group Banks").

     The Compensation Committee has identified several performance factors which affect a bank's profitability and which the Compensation Committee believes are important to the enhancement of shareholder value. These include asset growth; the quality and collectibility of the Bank's assets, which consist primarily of loans and investment securities; the volume and mix of deposits, which affect the Company's net interest margin or "spread" and also its fee income; and the level of non-interest expense. On the basis of evaluations of the prior year's operations, economic and market conditions in the Bank's service areas and management and outside consultant reports, at the beginning of each fiscal year the Board of Directors establishes annual performance goals for the Bank in each of these areas, and weights these performance factors in terms of their anticipated impact on the Bank's earnings. The Board of Directors also establishes an earnings goal for the year. A percentage (determined by the Compensation Committee and approved by the Board at the beginning of the fiscal year) of the higher-than-average earnings achieved by the Bank are set aside as a pool from which bonuses are paid. The amount of the bonuses that are paid from that pool, in turn, is based on the extent to which the Bank has achieved or exceeded the goals in each of the performance areas described above.

     As a result of these performance-based bonus programs, as a general rule executive compensation will be higher and the proportion of each executive's total cash compensation that is represented by incentive or bonus compensation will increase in those years when performance goals are exceeded. In both 1997 and 1998, the Bank's performance met or exceeded the performance goals established by the Compensation Committee. In 1998, however, the Board raised the standards of performance that were required to be met or to be exceeded under the annual incentive plan. As a result, although the Company achieved record earnings in 1998, which were approximately 12% higher than in 1997, and also achieved improvements in most of the performance areas described above, bonuses for 1998 were approximately at the same levels as in 1997.

STOCK PROGRAMS

     In order to align the financial interests of senior executives and other key employees with those of the shareholders, the Company grants stock options to its senior executives and other key employees on a periodic basis. Stock option grants reward senior executives and other key employees for performance that results in improved market performance of the Company's stock, which directly benefits all shareholders. Generally, the number of shares included in each stock option grant is determined based on an evaluation of the executive's importance to the future performance of the Bank. As a result, as a general rule, the more senior the executive, the greater the number of option shares that are awarded. In addition, in 1993 the Bank established a 401(k) Plan in which all employees, including executive officers, may participate. Under this plan, employees may make contributions which they may elect to have invested in Company common stock. In addition, the Company makes matching contributions of up to 4% of amounts contributed by participants, with shares of Company common stock. Each of the named officers participated in this plan in 1998.

                                          William V. Landecena
                                          O.L. Mestad
                                          George E. Langley

     Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report and the performance graph on page 12 shall not be incorporated by reference into any such filings.

                              COMPANY PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for the Company, the Russell 2000 index, the S&P 500 composite index and an index of peer group companies published by SNL Securities LC. The total cumulative return on investment, as shown in the graph, is the change in the period-end stock price plus reinvested dividends) for each of the periods for the Company, the Russell 2000 index, the S&P 500 composite index and the index of the peer group companies, beginning from December 31, 1993.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
[GRAPHIC]

                                        FOOTHILL INDEPENDENT
                                              BANCORP              RUSSELL 2000             S&P 500                  SNL
                                        --------------------       ------------             -------                  ---
12/31/93                                       100.00                 100.00                 100.00                 100.00
12/31/94                                        99.12                  98.18                  97.75                 107.55
12/31/95                                       100.96                 126.11                 138.26                 147.13
12/31/96                                       159.62                 146.91                 170.01                 189.37
12/31/97                                       255.72                 179.76                 208.58                 322.82
12/31/98                                       263.36                 175.19                 293.21                 294.76

                            SOURCE:

     The above graph compares the performance of the Company with that of (i) the Russell 2000 index, (ii) the S&P 500 composite index, and (iii) an index, published by SNL Securities LC, which is made up of banks and bank holding companies, including the Company, that have securities publicly traded on the NASDAQ Stock Market, and have total assets under $500 million. It is the Company's intention to substitute the Russell 2000 index for the S&P 500 composite index in future years, because the capitalization of the Company is not at all comparable to the capitalization of any of the companies in the S&P 500 composite index. By contrast, the Russell 2000 includes primarily so-called "small cap" companies the capitalization of many of which is more comparable to that of the Company's capitalization.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Vavrinek, Trine, Day & Company, who were the Company's independent accountants for the fiscal year ended December 31, 1998, have been selected by the Board of Directors as the Company's independent accountants for the fiscal year ending December 31, 1999. A representative of Vavrinek, Trine, Day & Company will attend the meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS


     Any shareholder desiring to submit a proposal for action at the 2000 Annual Meeting of Shareholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than December 27, 1999. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.


     On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4 (C)(1) governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement (the "Notice Date"), then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

     The Company had not received any notice of a shareholder proposal through the Notice Date for its 1999 Annual Meeting of Shareholders. Accordingly, if any shareholder makes a proposal for consideration and action by shareholders at the 1999 Annual Meeting, the Company will be permitted and intends to exercise its discretionary voting power with respect thereto as permitted by SEC Rule 14a-4(C)(1).

                                 OTHER MATTERS

     Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          By Order of the Board of Directors

                                          George E. Langley
                                          President

April 27, 1999


     The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1998 is being mailed to all shareholders of record as of April 2, 1999 concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

     COPIES OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, FOOTHILL INDEPENDENT BANCORP, 510 SOUTH GRAND AVENUE, GLENDORA, CALIFORNIA 91741.

                          FOOTHILL INDEPENDENT BANCORP

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       ANNUAL MEETING OF THE SHAREHOLDERS
                                  MAY 25, 1999

The undersigned hereby revokes all previous proxies relating to, and hereby nominates, constitutes and appoints Donna L. Miltenberger, George Sellers and Max Williams, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote, all stock of FOOTHILL INDEPENDENT BANCORP which the undersigned is entitled to represent and vote at the 1999 Annual Meeting of Shareholders of the Company to be held at The Glendora Country Club, 310 So. Amelia Avenue, Glendora, California, on May 25, 1999, at 4:30 p.m., and at any and all adjournments thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU ARE URGED TO SIGN AND
     RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

       IMPORTANT - PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

                            - FOLD AND DETACH HERE -

                                                  Please mark
                                                  your votes as
                                                  indicated in   [X]
                                                  this example


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES NAMED BELOW.

1. ELECTION OF DIRECTORS                  FOR                   WITHHOLD
   Election of the following      ALL NOMINEES LISTED          AUTHORITY
   nominees as Class II            BELOW (EXCEPT AS           TO VOTE FOR
   directors for a two year          MARKED TO THE            ALL NOMINEES
   term:                            CONTRARY BELOW)           LISTED BELOW

                                          [ ]                      [ ]


   William V. Landecena, O.L. Mestad, and Richard Galich
   (INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)


   _____________________________________________________________________________

2. IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

            I will attend the Annual Meeting  [ ]

                    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ON THIS PROXY. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ABOVE ON THIS PROXY. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY AND ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD AND TO VOTE ON ANY MATTERS THAT, IN ADDITION TO THE ELECTION OF DIRECTORS, MAY PROPERLY COME BEFORE THE ANNUAL MEETING FOR ACTION BY THE SHAREHOLDERS.


Signature(s)_______________________________________________ Date__________, 1999

Please sign your name exactly as it appears hereon and please fill in the date of signing. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full titles as such.


                            - FOLD AND DETACH HERE -